As filed with the Securities and Exchange Commission on April 1, 2024

No. 333-261235

No. 333-273171

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-261235

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-273171

UNDER

THE SECURITIES ACT OF 1933

CALLON PETROLEUM COMPANY

(Exact name of registrant as specified in its charter)

Delaware	64-0844345
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Briarlake Plaza

2000 W. Sam Houston Parkway S., Suite 2000

Houston, Texas 77042

(281) 589-5200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

P. Anthony Lannie

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

(713) 296-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel A. Neff

Zachary S. Podolsky

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, New York 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Callon Petroleum Company, a Delaware corporation (the “Registrant”), deregister all shares of the Registrant’s common stock, par value $0.01 per share (“common stock”), remaining unsold or otherwise unissued under the following Registration Statements on Form S-3 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission:

•	Registration Statement on Form S-3 (No. 333-261235), which was filed with the U.S. Securities and Exchange Commission on November 19, 2021, registering for resale shares of common stock.

•	Registration Statement on Form S-3 (No. 333-273171), which was filed with the U.S. Securities and Exchange Commission on July 7, 2023, registering for resale shares of common stock.

On April 1, 2024, pursuant to the Registrant’s previously announced Agreement and Plan of Merger, dated January 3, 2024, by and among the Registrant, APA Corporation, a Delaware corporation (“APA”), and Astro Comet Merger Sub Corp., a Delaware corporation and wholly owned, direct subsidiary of APA (“Merger Sub”), Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned, direct subsidiary of APA.

In connection with the closing of the Merger, the offerings pursuant to each of the Registration Statements has been terminated. In accordance with undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the shares of common stock that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all shares of common stock that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 1st day of April, 2024.

CALLON PETROLEUM COMPANY

By:	/s/ Stephen J. Riney
Name:	Stephen J. Riney
Title:	President and Chief Financial Officer

Note: No other person is required to sign these Post-Effective Amendments to Form S-3 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

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